UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

COHEN & STEERS SELECT UTILITY FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
WILLIAM J. ROBERTS
MATTHEW S. CROUSE
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Cohen & Steers Select Utility Fund, Inc. (the “Fund”).  Western Investment has filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On March 6, 2008, Western Investment mailed the following letter to holders of the Common Stock of the Fund:

WESTERN INVESTMENT LLC

Dear Fellow Stockholder,

Western Investment LLC together with its affiliates (collectively “Western” or “we”) owns over 7% of the outstanding shares of Cohen & Steers Select Utility Fund (“UTF” or the “Fund”).  Western is UTF’s largest stockholder.  We are seeking your support for the election of our three nominees to the Board of Directors of the Fund (the “Board”) at the Fund’s upcoming Annual Meeting scheduled for April 1, 2008.  We believe that the election of directors with a meaningful ownership interest in the Fund, with no affiliation with other funds in the Cohen & Steers fund family, is required for pressing stockholder concerns to be adequately addressed.

WE BELIEVE IT IS IMPERATIVE THAT UTF’S BOARD TAKE ALL ACTIONS TO MAXIMIZE VALUE FOR THE FUND’S STOCKHOLDERS.  FOR THIS REASON, WESTERN BELIEVES THAT IT IS CRUCIAL THAT THE WESTERN NOMINEES BE ELECTED SO THAT UTF’S BOARD INCLUDES DIRECTORS WHO HAVE NO TIES TO THE OTHER COHEN & STEERS’ FUNDS.  WE BELIEVE THAT TRULY INDEPENDENT DIRECTORS WOULD HAVE LONG AGO AGGRESSIVELY ACTED TO REDUCE THE FUND’S DOUBLE DIGIT DISCOUNT TO NAV THROUGH ACCRETIVE STOCK BUYBACK PURCHASES.

In our opinion, the primary duty of the Fund’s Board is to maximize the value of the stockholders’ investment in the Fund.  We believe that the current directors of the Fund have not only failed in this duty but have in fact taken recent actions which run counter to both the interests of the Fund’s stockholders and the current best-practice standards of corporate governance.  We believe that the current outside directors of the Fund, who each serve on the boards of and receive six-figure annual fees for serving on a total of 21 other funds in the Cohen & Steers fund complex, are conflicted and cannot properly and effectively serve the Fund’s stockholders.  We wonder, in light of their six-figure annual fees from the boards of other Cohen & Steers funds, can the outside directors be trusted to take the actions necessary to ensure UTF’s stockholders receive the maximum value for their investment in the Fund?

Furthermore, UTF’s two “interested” directors, Mr. Cohen and Mr. Steers, who also serve as officers of the Fund and as Co-Chairmen and CEOs of Cohen & Steers Capital Management, Inc. (“Cohen & Steers”), the manager of the Fund, have interests which appear to conflict with those of the Fund’s stockholders.  We wonder, given their ownership position with Cohen & Steers (which, we note, collects fees based on the total assets of the Fund under management), how willing Mr. Cohen and Mr. Steers are to take actions that might reduce the discount to net asset value (“NAV”) of the Fund or otherwise benefit stockholders, such as share repurchases when the NAV discount is large, if such actions also reduce the fees that Cohen & Steers collects?

STOCKHOLDERS NEED TRULY INDEPENDENT DIRECTORS WHO ARE FOCUSED ON MAXIMIZING STOCKHOLDER VALUE

YOU CAN ELECT THEM USING THE ENCLOSED GREEN PROXY CARD

As Cohen & Steers is responsible for the six digit directors’ fees that the current outside directors each collect for serving on the boards of other funds in the Cohen & Steers complex and for the salaries of Mr. Cohen and Mr. Steers, we believe it exerts considerable influence on the current Board.  What other explanation is there for the fact that the Board has failed to address the double-digit discount to NAV that Fund stockholders have been forced to bear almost since the Fund’s inception?  Or for the decidedly stockholder-unfriendly governance actions taken by the Board and presented to stockholders like a lump of coal on the day after Christmas?

In our view, the primary purpose of these newly imposed stockholder restrictions is to insulate a Board heavily influenced by the Fund’s manager from accountability to the stockholders they were elected to serve.  NONE OF THESE MEASURES, IN OUR OPINION, ADDS VALUE TO YOUR INVESTMENT IN THE FUND.  THEY SIMPLY MAKE IT EASIER FOR THE BOARD TO REMAIN IN OFFICE AND TO ALLOW COHEN & STEERS TO PERPETUATE ITS PROFITABLE FRANCHISE.

WHY HAVE ACCRETIVE STOCK BUYBACKS NOT BEEN MADE?

As a UTF stockholder, Western is extremely concerned about the Board’s failure to have made accretive stock buyback purchases at all times when the Fund was at an excessive NAV discount and the effect of this failure on stockholder value.  This is particularly disturbing in light of the current liquidity crisis in the Fund’s auction rate preferred shares.  Western believes it would have been clearly beneficial to the Fund to buy back common stock at a discount, and then to redeem some of the Fund’s preferred shares.  These actions would have provided several benefits: (i) stock buybacks would have been accretive to common stockholders; (ii) redemption of some preferred shares would have created liquidity for preferred shareholders; and (iii) the likely reduction of the discount to NAV - A TRIPLE WIN.

For example, if the Fund had consistently repurchased shares at a 3% or greater discount to NAV, UTF’s NAV today would be 21.57% higher.1  Specifically, that means that NAV per share on February 22, 2008 would be $32.09 rather than the current $26.40.  This would have the effect of increasing earnings per share substantially, definitely far in excess of the insignificantly higher per share expenses that would have resulted from the stock buyback.  As UTF’s largest stockholder, Western is outraged by this lost value, and believes it is inexcusable.

Western does not understand why this strategy has not been implemented.  Of course these actions would reduce the Fund’s net assets, thereby reducing the management fees paid to Cohen & Steers, the Fund’s manager.

[1]
Assumes that the Fund consistently repurchased shares representing 20% of the trading volume for weeks when the stock traded at a 3% or greater discount.  If this accretive share repurchase plan had been done since the Fund’s inception, the weighted average buyback discount to NAV would have been 13%.

Overall we believe the Board’s actions, or more appropriately, inaction, is symptomatic of its indifference to the plight of UTF’s stockholders.  As an example of just how dismal UTF’s NAV discount has been, of the 655 publicly traded U.S. domiciled closed-end funds currently registered with the Securities and Exchange Commission, during the period from January 14, 2005 through July 20, 2007, the Fund ranked in the worst 1% for 36% of the weeks and in the bottom 10% for 100% of the weeks, as illustrated in the chart below.  In fact, Western believes any recent improvement is attributable to Western’s recent purchases of the Fund’s shares.

As a stockholder we feel this goes beyond unacceptable.  Given such circumstances, we believe that there is ample evidence that the Board has not been properly looking after stockholders’ best interests or earned the premium charged to stockholders, who, in turn, have not seen a justification for either the premium they paid as part of their initial investment or their recurring management fees.

STOCKHOLDERS NEED DIRECTORS WHO ARE FOCUSED ON THEIR BEST INTERESTS AND NOT THE INTERESTS OF THE FUND’S MANAGER

Our nominees represent the largest ownership interest in the Fund.  Their object and intent is clearly aligned with yours – to ensure that stockholders receive the maximum value for their investment.  If elected, the Western nominees pledge to work with the other members of the Board to try to reduce the discount to NAV and improve performance.  With your support, with your votes at this meeting, with your mandate, they can be what the Fund currently lacks: an active, effective and engaged stockholder voice in the boardroom.  Vote your shares today on the GREEN proxy.  Give yourselves that voice.

Sincerely,

/s/ Arthur D. Lipson
Arthur D. Lipson
Western Investment LLC

IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO THE
 FUND’S MANAGEMENT, EITHER DIRECTLY OR OVER THE PHONE
OR INTERNET, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

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